UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on May 12, 2015, each of Timothy Robbins and Daniel Mendez notified Unwired Planet, Inc. (the “Company”) of his intention to resign from his current position as Executive Vice President and General Manager, Intellectual Property Division with the Company, effective July 1, 2015.

On July 2, 2015, the Company entered into a consulting arrangement with each of Mr. Robbins, individually (the “Robbins Consulting Agreement”), and Mr. Mendez, as the managing member of Savoy Innovation Partners LLC (the “Mendez Consulting Agreement”), pursuant to which each of Mr. Robbins and Mr. Mendez will provide consulting services to the Company to transition all ongoing US and foreign IP and ancillary disputes.

The Robbins Consulting Agreement provides that Mr. Robbins will provide certain consulting services at a quarterly rate of $150,000 during the first quarter of fiscal 2016 and at a quarterly rate of $60,000 during the second quarter of fiscal 2016. The Mendez Consulting Agreement provides that Mr. Mendez will provide certain consulting services at a quarterly rate of $50,000 during the first quarter of fiscal 2016 and at a quarterly rate of $40,000 during the second quarter of fiscal 2016.

Under the Consulting Agreements, the Company will ensure that any unvested securities held by Mr. Robbins or by Mr. Mendez will continue to vest in accordance with their terms through September 30, 2015, and that such unvested securities will continue to vest through December 31, 2015, unless the Consultant has earlier terminated his respective Consulting Agreement. In addition, Mr. Robbins and Mr. Mendez will be entitled to certain benefits continuation, and their commission schemes from their employment agreements with the Company shall continue to apply during their respective service periods. For additional information regarding the employment agreements with Mr. Robbins and Mr. Mendez, please refer to the Form of Employment Agreement filed as Exhibit 10.1 to the Company’s Form 8-K filed on January 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Dean Witter III
Dated: July 9, 2015	Name:	Dean Witter III
	Title:	Interim Chief Financial Officer